Exhibit 99.1

Trade Street RESIDENTIAL RELEASES Second Quarter 2014 Results

– Same Store Average Occupancy Increases to 96.2%

– Portfolio Average Rent Increases to $989 –

– Acquires New Luxury Community for $40.5 Million –

AVENTURA, FL, August 11, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust ("REIT") focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the second quarter ended June 30, 2014.

Operational and Financial Highlights for Second Quarter 2014

•	Reported Core FFO of $2.2 million, or $0.06 per diluted share.

•	Same store net operating income, or same store NOI, increased 1.7% compared to the same period in the prior year. Over the same period, same store revenue increased 4.2% and same store expenses increased 7.2%. Excluding the benefit of a one-time property tax settlement received in the second quarter of 2013, same store NOI increased 5.5% and same store expenses increased 2.7% compared to the same period last year.

•	Same store average occupancy was 96.2% at quarter end, a gain of 60 basis points compared to the same period last year.

•	Same store average rent increased to $879 per unit, an increase of 3.0% compared to the same period last year. Average rent across the entire portfolio increased $41 to $989

•	Acquired luxury apartment community with 270 units for an aggregate investment of $40.5 million

“During the second quarter we continued to improve our operations and position our business for future growth opportunities,” stated Richard Ross, Chief Executive Officer of Trade Street Residential. “We achieved another quarter of solid growth in our average rents and occupancy, driving same store revenue growth of 4.2% and same store NOI growth of 5.5%, adjusting for the benefit of the property tax settlement received in the comparable quarter. As we move forward into the second half of 2014, we believe we can continue to produce strong results as many of our new communities experience year-two lease renewals, and we can capture improving efficiencies across our larger platform.”

Financial Results for the Three Months Ended June 30, 2014

Net loss attributable to common stockholders for the second quarter of 2014 was a net loss of ($4.0) million, essentially unchanged from the prior year period. The net loss for the second quarter of 2014 was primarily the result of higher revenues largely offset by higher general and administrative expenses, interest expense and depreciation and amortization. The net loss per basic and diluted share for the second quarter of 2014 was ($0.11), a change from net loss per share of ($0.51) in the prior year period, primarily as a result of the foregoing factors.

Funds from Operations, or FFO, for the second quarter of 2014 was a $1.6 million, or $0.04 per diluted share, as compared to a deficit of ($1.1) million, or ($0.13) per diluted share in the prior year period. The increase in FFO is largely the result of the addition of 10 new operating properties since the second quarter of 2013. Core FFO for the second quarter of 2014 was $2.2 million, or $0.06 per diluted share, as compared to a deficit of ($0.3) million, or ($0.03) per diluted share in the prior year period.

Portfolio Performance

Same store NOI for the second quarter of 2014 was $3.0 million, an increase of 1.7% as compared to the second quarter of the prior year, driven primarily by a 4.2% increase in same store revenue, partially offset by a 7.2% increase in same store property expenses. Same store property expenses included a one-time property tax settlement of $107,000 which was received in the second quarter of 2013. Excluding the benefit of this item, same store NOI increased 5.5% and same store property expenses increased 2.7% compared to the second quarter of 2013. The increase in same store revenue was primarily attributable to a 60 basis point increase in average occupancy to 96.2%, and a 3.0% increase in average rent to $879 per month. The increase in same store expenses was primarily attributable to increased property taxes, higher utility and turnover expense as well as weather related expenses incurred during the second quarter 2014.

On a sequential quarter basis, second quarter 2014 same store revenue increased 1.9% compared to the first quarter of 2014, while same store property expenses increased 1.2%, resulting in a same store NOI increase of 2.5%.

For the six months ended June 30, 2014, same store revenue increased 5.5%, same store property expenses increased 7.3%, and same store NOI increased 3.9%, compared to the six months ended June 30, 2013. Excluding the benefit of the property tax settlement received in the second quarter of 2013 described above, same store property expenses increased 5.0% and same store NOI increased 5.9% compared to the six months ended June 30, 2013.

Transaction Activity

In April 2014, the Company closed on its previously announced acquisition of Waterstone at Big Creek, a newly-constructed 270-unit apartment community located in Alpharetta (Atlanta), Georgia, for approximately $40.5 million. The Company utilized cash on hand and borrowings under its revolving credit facility to fund the purchase. Upon completion of this acquisition, the Company owned 21 properties comprising 5,255 units and with a weighted average age of 10.8 years as of June 30, 2014.

Balance Sheet and Financing Activity

As of June 30, 2014, the Company had total debt outstanding of $350.0 million at a weighted average interest rate of 3.83% and a weighted average term-to-maturity of 7.40 years. Of the total debt outstanding, $298.0 million is fixed rate debt at a weighted average interest rate of 4.03% and a weighted average term-to-maturity of 8.25 years.

Dividend

On May 13, 2014, the Company’s Board of Directors declared a dividend of $0.095 per share and unit, payable to holders of record of common stock and common operating partnership units as of June 30, 2014, which was paid on July 15, 2014.

Conference Call and Webcast

The Company will host a webcast and conference call on Monday, August 11, 2014 at 11:00 a.m. Eastern Time to review second quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through September 11, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code13586617. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and reorganization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099

ir@trade-street.com